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EXHIBIT 12

                              FOREST CITY ENTERPRISES, INC.
                     STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES
                                      (IN THOUSANDS)

                                                                         -------------------------------------------------------
                                                                                        Fiscal Year Ended January 31,
                                                                         -------------------------------------------------------
                                                                                                                   Pro-Rata
                                                                                     Full Consolidation(a)      Consolidation(a)
                                                                         -------------------------------------------------------
                                                                           2002       2001       2000      1999        1998(b)
                                                                         -------------------------------------------------------
Earnings:

       Earnings from continuing operations before income
            taxes and extraordinary gain (excluding equity in earnings   $107,623   $ 86,359   $ 59,851   $ 32,435   $  3,386
            of unconsolidated entities)

       Adjustments to earnings:
            Interest incurred, net of capitalized interest                178,580    182,544    139,865    124,601    136,322
            Amortization of loan procurement costs                          6,837     10,850      4,982     10,324      5,118
            Previously capitalized interest amortized into earnings         5,364      4,925      4,791      4,291      3,939
            Cash distributions from unconsolidated entities                69,213     82,100     66,679     47,228        354
            Portion of rents representative of interest factor              3,927      4,951      3,609      3,336      2,771
                                                                         ----------------------------------------------------
Earnings, as adjusted                                                    $371,544   $371,729   $279,777   $222,214   $151,890
                                                                          ===================================================

Fixed charges:
            Interest expensed                                            $178,580   $182,544   $139,865   $124,601   $136,322
            Interest capitalized                                           26,623     21,433     27,440     22,458     17,884
            Amortization of loan procurement costs                          6,837     10,850      4,982     10,324      5,118
            Portion of rents representative of interest factor              3,927      4,951      3,609      3,336      2,771
                                                                         ----------------------------------------------------
Total fixed charges                                                      $215,967   $219,778   $175,896   $160,719   $162,095
                                                                          ===================================================
Ratio of earnings to fixed charges (c)                                       1.72       1.69       1.59       1.38       --
                                                                          ===================================================
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(a)      Effective January 31, 2001, the Company implemented a change in the presentation of its financial results. Prior to January 31, 2001, the
         Company used the pro-rata method of consolidation to report its partnership investments proportionate to its share of ownership for each line item of its consolidated financial statements. In accordance with the FASB's Emerging Issues Task Force Issue No. 00-1, "Investor
         Balance Sheet and Income Statement Display under the Equity Method for
         Investments in Certain Partnerships and Other Ventures," the Company
         can no longer use the pro-rata consolidation method for partnerships.
         Accordingly, partnership investments that were previously reported on the pro-rata method are not reported as consolidated at 100% if deemed under the Company's control, or otherwise on the equity method of accounting.


(b) Total fixed charges exceeded the Company's adjusted earnings by $10 million for January 31, 1998. Earnings, as adjusted, includes income of $15 million from a lawsuit settlement related to Toscana, a California apartment project, and a $39 million loss related to the sale of Toscana ($36 million) and a partnership interest ($3 million), but does not include an extraordinary gain of $18 million related to the sale of Toscana.


(c) The Company has other earnings from operations, principally from depreciation and amortization, that are available to cover fixed charges.